Exhibit 107
Calculation of Filing Fee Tables
Form F-3
(Form Type)
Ermenegildo Zegna N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, nominal value €0.02 per share (“Ordinary Shares”)(2)	Other	360,000	$13.55(3)	$4,878,000.00(3)	0.00011020	$537.56
Fees Previously Paid

	Total Offering Amounts					$4,878,000.00		$537.56
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$537.56

Table 3: Combined Prospectuses

Security Type	Security Class Title(4)	Amount of Securities Previously Registered(1)(5)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Ordinary Shares	189,542,164	$1,910,585,013.12	F-1	333-262242	January 28, 2022

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional Ordinary Shares as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.
(2)    Represents 360,000 Ordinary Shares of the Registrant Ermenegildo Zegna N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”) that were issued to certain shareholders in connection with the closing of a private placement offering concurrent with the closing of the business combination (the “Business Combination”) between the Company and Investindustrial Acquisition Corp., which shares are being newly registered for resale on this Registration Statement.
(3)    Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales price of the Registrant’s common shares as reported on the New York Stock Exchange on March 30, 2023.
(4)    No registration fee is payable in connection with the aggregate of 189,542,164 Ordinary Shares, which include (i) up to 32,623,099 Ordinary Shares issued to certain shareholders concurrently with the closing of the Business Combination, (ii) up to 407,190 Ordinary Shares issued upon exercise of the Registrant’s Private Placement Warrants, and (iii) up to 156,871,875 Ordinary Shares currently held by certain selling shareholders, all of which Ordinary Shares were previously registered for resale under Form F-1 (File No. 333-262242, as amended and supplemented from time to time, the “Prior Registration Statement”), which was initially declared effective on January 28, 2022, because such Ordinary Shares are being transferred from the Prior Registration Statement pursuant to Rule 429 under the Securities Act. A registration fee is only payable in connection with the 360,000 Ordinary Shares that were not previously registered under the Prior Registration Statement, with a proposed maximum aggregate offering price of $4,878,000.00. See “Explanatory Note” in this registration statement.
(5)    An aggregate of 189,542,164 Ordinary Shares that were previously registered under the Prior Registration Statement are included in this registration statement. Pursuant to Rule 429(b) under the Securities Act, this registration statement, upon effectiveness, will constitute a post-effective amendment to the Prior Registration Statement, which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act.